Exhibit 10.1

As approved by the Compensation Committee Feb 1, 2010

Scientific Learning Corporation
2010 Profit Sharing Plan

Plan Name:  Scientific Learning FY 2010 Profit Sharing Plan (“the Plan”).

Purpose: To provide profit sharing awards to participants when the Company achieves its collective annual financial goals.

Participants: All employees who meet the following criteria (“Participants”):
1.	Not eligible for the Management Incentive Plan, sales commissions or bonuses or any other pay from an incentive plan.
2.	Service with the Company of at least 3 months by the end of the plan year.

Goals:  The amount of the award paid under the Plan is based on shared Company financial goals, which for 2010 are Booked Sales and EBITDAS. The entry, target and maximum levels for those goals are as follows:

	Entry Level (0% Goal Achievement)	Target Level (100% Goal Achievement)	Maximum Level (200% Goal Achievement)
Booked Sales	$58.5 million	$62.5 million	$66.5 million
EBITDAS	$8.5 million	$10.5 million	$12.5 million

Awards:
1.	Until the entry level for both financial goals is achieved, no award is paid.
2.	Awards commence above the entry level for goal achievement, which means exceeding both Booked Sales of $62.5M and EBITDAS of $10.5M.
3.	At the target level (100% achievement of both goals) the total award is 5% of Base Salary.
4.	At the maximum overachievement level for both goals, the total award is 10% of Base Salary (200% of the target award).
5.
The percentage of the target level award to be paid will range from 10%, once the $58.5 million Booked Sales and $8.5 million EBITDAS entry levels are exceeded, to 200%, when the maximum level of $66.5 million Booked Sales and $12.5 million EBITDAS is achieved. The percentage will increase from 10% to 200% as Booked Sales and EBITDAS increase. EBITDAS achievement is weighted slightly more than Booked Sales Achievement in determining the amount of the award.

6.
The amount of the awards will be calculated after the 2010 audited financial results are available.  The calculation of the award, including any rounding, will be in the sole and absolute discretion of the Company’s CFO, with approval by the CEO.

SLC Confidential

As approved by the Compensation Committee Feb 1, 2010

Definitions:
1.	Base Salary: Participant’s base salary as of 12/31/10.
2.	EBITDAS: Earnings before interest, taxes, depreciation, amortization and stock compensation expense, determined in accordance with SLC’s audited financial statements for 2010.
3.	Booked Sales: Booked sales in 2010, determined in accordance with SLC’s audited financial statements for 2010.

General Provisions:
1.
The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.  The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the Compensation Committee of the Board of Directors deem necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee has discretion to pay awards to reflect achievement even if specific goals are not met.

2.
Death or Disability.  If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee.  For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2010, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.

4.
Participants who are in a Profit Sharing Plan eligible position prior to October 1, 2010 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the employment action).  Participants promoted out of a Profit Sharing Plan eligible position into to a MIP eligible position during 2010 will receive a pro-rated profit sharing plan award.

5.
Except as provided in paragraphs 2 or 3 above, Plan Participants must be employed by Scientific Learning at the time that the award is no longer subject to a risk of forfeiture in order to receive payment of an award under this Plan. Awards will be paid in the first quarter of 2011, following the completion of the 2010 audit, provided that all awards shall be paid within two and one-half months following the end of the calendar year in which the awards are no longer subject to substantial risk of forfeiture.

SLC Confidential

As approved by the Compensation Committee Feb 1, 2010

2010 Bonus Matrix
February 2, 2010

		Booked Sales (in $M)

		58.5	59.5	60.5	61.5	62.5	63.5	64.5	65.5	66.5
	12.5	120%	130%	140%	150%	160%	170%	180%	190%	200%	12.5
	12.0	105%	115%	125%	135%	145%	155%	165%	175%	185%	12.0
	11.5	90%	100%	110%	120%	130%	140%	150%	160%	170%	11.5
	11.0	75%	85%	95%	105%	115%	125%	135%	145%	155%	11.0
	10.5	60%	70%	80%	90%	100%	110%	120%	130%	140%	10.5
EBITDAS (in $M)	10.0	45%	55%	65%	75%	85%	95%	105%	115%	125%	10.0	EBITDAS (in $M)
	9.5	30%	40%	50%	60%	70%	80%	90%	100%	110%	9.5
	9.0	15%	25%	35%	45%	55%	65%	75%	85%	95%	9.0
	8.5	0%	10%	20%	30%	40%	50%	60%	70%	80%	8.5
		58.5	59.5	60.5	61.5	62.5	63.5	64.5	65.5	66.5
		Booked Sales (in $M)

	2010 Financial Targets:
	Booked Sales - $62,550
	EBITDAS - $10,514

SLC Confidential